Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-198986 and 333-201677

Free Writing Prospectus dated January 27, 2015

Video Storyboard: Meet Fantex, Inc.

Fantex, Inc. is a brand building company that seeks to identify athletes that excel on the field, and who show the potential to generate income off the field and after their playing careers end.

Fantex, Inc. intends to build brands is by creating brand advocates through a number of brand building initiatives.  One of these initiatives is creating a stock linked to the athlete’s brand income.

This process starts by identifying prospective athletes and gauging a mutual interest.  Then Fantex, Inc. begins a valuation of the player’s brand…

To determine the value of an athlete’s brand, Fantex, Inc. first estimates how much income the athlete may earn from playing his sport.

Fantex, Inc. also considers the potential off-the-field brand income of the athlete, including potential income earned after retiring from the athlete’s sport, including:

•                  Endorsements

•                  Appearance fees

•                  And post-career brand income, from activities such as broadcasting or coaching

From there, different discount rates are applied to account for the time value of money and varying estimated levels of risk associated with achieving the estimated brand income.

For example, a higher discount rate is typically applied to potential brand income from post-career activities than would be applied for near-term or guaranteed contracts.

All of this analysis — contracts, endorsements, career trajectory, estimated future earnings potential, as well as risks and uncertainties as adjusted with various discount rates — is considered when estimating a “present value” of the athlete’s brand income.

The inputs to each valuation are unique, so you’ll want check out the prospectus of an individual tracking stock for details.

Once Fantex, Inc. and the athlete agree on a brand valuation, the parties then enter into a formal “brand contract”.  In return for a one-time payment to the athlete — Fantex, Inc. will acquire a fixed percentage of all future brand income.  Any exclusions will be clearly defined in the contract between the athlete and Fantex, Inc. This means any time the athlete receives brand income as defined in the contract, he pays Fantex, Inc. a percentage of that income.

To fund the purchase price of the brand contract, Fantex, Inc. conducts an IPO of a stock that is linked to the brand income to be received under the brand contract.

After completion of the IPO, Fantex, Inc. continues to work with the athlete to build his brand.

If you want to learn more about Fantex IPOs, you can watch the “How To” IPO videos at Fantex dot com.

Thanks for watching.  If you have any questions, call us anytime.

Email: support@fantex.com

Phone: 855-905-5050

Twitter: @fantexbrokerage